GUARANTEE AND COLLATERAL AGREEMENT
dated as of
September 3, 2024
among
SMART SAND, INC.,
as Administrative Loan Party and a Grantor
and
THE OTHER GRANTORS IDENTIFIED HEREIN
and
FIRST CITIZENS BANK & TRUST COMPANY,
as Agent

TABLE OF CONTENTS
Page
ARTICLE 1
Definitions

SECTION 1.01    Credit Agreement    1
SECTION 1.02    Other Defined Terms    1

ARTICLE II
Pledge of Securities    8
SECTION 2.01    Pledge    8
SECTION 2.02    Delivery of the Pledged Securities.    9
SECTION 2.03    Representations, Warranties and Covenants    10
SECTION 2.04    Certification of Limited Liability Company and Limited Partnership Interests    11
SECTION 2.05    Registration in Nominee Name; Denominations    12
SECTION 2.06    Voting Rights; Dividends and Interest.    12

ARTICLE III
Security Interests in Personal Property    14
SECTION 3.01    Security Interest.    14
SECTION 3.02    Representations and Warranties    16
SECTION 3.03    Covenants.    18

ARTICLE IV
Guarantee    22
SECTION 4.01    The Guarantee    22
SECTION 4.02    Obligations Unconditional    22
SECTION 4.03    Reinstatement    24
SECTION 4.04    Subrogation; Subordination    24
SECTION 4.05    Remedies    24
SECTION 4.06    Continuing Guarantee    25
SECTION 4.07    General Limitation on Guarantee Obligations    25
SECTION 4.08    Release of Guarantors    25
SECTION 4.09    Right of Contribution    25
SECTION 4.10    Keepwell    26

ARTICLE V
    i

Remedies    26
SECTION 5.01    Remedies Upon Default    26
SECTION 5.02    Application of Proceeds    28
SECTION 5.03    Grant of License to Use Intellectual Property    28
SECTION 5.04    Effect of Securities Laws    29
SECTION 5.05    Deficiency    29

ARTICLE VI
Subordination    29
SECTION 6.01    Subordination.    29

ARTICLE VII
Miscellaneous    30
SECTION 7.01    Notices    30
SECTION 7.02    Waivers; Amendment.    30
SECTION 7.03    Agent’s Fees and Expenses; Indemnification.    30
SECTION 7.04    Successors and Assigns    31
SECTION 7.05    Survival of Agreement    31
SECTION 7.06    Counterparts; Effectiveness; Several Agreement    31
SECTION 7.07    Severability    31
SECTION 7.08    Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process.    32
SECTION 7.09    Headings    32
SECTION 7.10    Security Interest Absolute    32
SECTION 7.11    Termination, Release or Subordination.    32
SECTION 7.12    Additional Grantors    33
SECTION 7.13    Agent Appointed Attorney-in-Fact    33
SECTION 7.14    General Authority of the Agent    34
SECTION 7.15    Reasonable Care    35
SECTION 7.16    Delegation; Limitation    35
SECTION 7.17    Reinstatement    35
SECTION 7.18    Miscellaneous    35
SECTION 7.19    Collateral and Guarantee Requirement    35
Schedules
Schedule I    Pledged Equity and Pledged Debt
Schedule II    Locations of Equipment and Inventory
Schedule III    Commercial Tort Claims
Exhibits
    ii

Exhibit A    Form of Supplement
Exhibit B    Form of Perfection Certificate
Exhibit C    Form of Patent Security Agreement
Exhibit D    Form of Trademark Security Agreement
Exhibit E    Form of Copyright Security Agreement
Exhibit F    Form of Agreement Regarding Uncertificated Securities
    iii

GUARANTEE AND COLLATERAL AGREEMENT
GUARANTEE AND COLLATERAL AGREEMENT dated as of September 3, 2024 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), by and among SMART SAND, INC., a Delaware corporation, as Administrative Loan Party (the “Administrative Loan Party”), and its Subsidiaries party hereto on the date hereof or otherwise party hereto from time to time by execution of a Joinder Agreement (the Administrative Loan Party and such Subsidiaries, collectively, the “Grantors” and each, a “Grantor”), and FIRST CITIZENS BANK & TRUST COMPANY, as Agent for the Secured Parties (in such capacity, and together with its successors and permitted assigns in such capacity, the “Agent”).
Reference is made to the Credit Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among the Administrative Loan Party and the other Borrowers party thereto (collectively, with the Administrative Loan Party, the “Borrowers” and each, a “Borrower”), the Guarantors party thereto, First Citizens Bank & Trust Company, as Agent, each Issuing Bank and each lender from time to time party thereto (collectively, the “Lenders”). The Lenders and the Issuing Banks have agreed to extend credit to Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Guarantors will derive substantial benefits from the extension of credit to Borrowers pursuant to the Credit Agreement, and are willing to execute and deliver this Agreement or Supplements, as the case may be, in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01    Credit Agreement.
ARTICLE ICapitalized terms used in this Agreement and not otherwise defined herein shall have the meanings specified in the Credit Agreement. All terms defined in the UCC (as defined herein) and not defined in this Agreement shall have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the UCC.
(a)The rules of construction specified in Article I of the Credit Agreement (including Sections 1.02 through Section 1.07) also apply to this Agreement.
SECTION 1.02    Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Control Agreement” has the meaning assigned to such term in Section 3.03(k).

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.
“Accounts” has the meaning specified in Article 9 of the UCC.
“Accounts Receivable” means all Accounts and all right, title and interest in any returned goods, together with all rights, titles, securities, and Guarantees with respect thereto, including any rights to stoppage, in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now owned or hereafter arising or acquired.
“Agent” has the meaning assigned to such term in the preliminary statement of this Agreement.
“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).
“Borrower” and “Borrowers” have the meaning assigned to such terms in the preliminary statement of this Agreement.
“Collateral” means the Article 9 Collateral and the Pledged Collateral.
“Commercial Tort Claims” has the meaning specified in Article 9 of the UCC.
“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.
“Copyrights” means all of the following now owned or hereafter owned or acquired by any Grantor: (a) all copyright rights in any work subject to copyright laws, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright, including registrations, recordings, supplemental registrations and pending applications for registration in the USCO.
“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.
“Deposit Account” has the meaning specified in Article 9 of the UCC.
“Domain Names” means all Internet domain names and associated uniform resource locator addresses.
“Excluded Accounts” means (a) any accounts maintained solely for payroll, tax and employee benefit obligations, (b) any trust account whereby all funds on deposit therein are held in trust by a Loan Party for the benefit of a third party not a Loan Party or a Subsidiary of a Loan Party, and (c) any Deposit Account or Securities Account the maximum daily balance of which does not exceed $1,000,000 in the aggregate for all Deposit Accounts and Securities Accounts excluded pursuant to this clause (c).
“Excluded Assets” means:
(a)     any Real Property (whether fee or Leasehold) and Fixtures,
(b)     any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that, and only for as long as, a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or a Subsidiary of a Loan Party) and whose waiver or consent to the grant of such security interest has not been obtained, in each case, after giving effect to the applicable anti-assignment provisions of the UCC, other applicable law and principles of equity, but excluding the proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition; provided that the limitations on pledges or security interests in this clause (b) shall only apply to the extent that such limitation is otherwise permitted under Section 6.06 of the Credit Agreement; provided further, however, that the Collateral shall include (and such security interest shall attach) at such time as the legal or contractual prohibition shall no longer be applicable and, to the extent severable, shall attach to any portion of such property not subject to prohibitions in this clause (b),
(c)     any acquired property or assets (including property or assets acquired through the acquisition of or merger with another Person, proceeds, products and accessions thereof and after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted under Section 6.01 and Section 6.02 of the Credit Agreement) if at the time of acquisition or merger the granting of a security interest therein or the pledge thereof is prohibited by any contractual obligation (so long as (i) such contractual obligation is not incurred in contemplation of such acquisition or merger and (ii) such contractual obligation is not rendered ineffective pursuant to the UCC) to the extent of and for so long as such contractual obligation prohibits such security interest or pledge, provided that the limitations on pledges or security interests in this clause (c) shall only apply to the extent that such limitation is otherwise permitted under Section 6.06 of the Credit Agreement,
(d)     pledges and security interests prohibited by applicable law or which would require governmental (including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained or to the extent such prohibition is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition,
(e)     any interest in any contracts, permits, licenses, accounts receivable, general intangibles (other than any equity interests), payment intangibles, chattel paper, letter-of-credit rights and notes if the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contracts, permits, licenses, accounts receivable, general intangibles, payment intangibles, chattel paper, letter-of-credit rights and notes, in each case after giving effect to Article 9 of the applicable Uniform Commercial Code, other applicable law and principles of equity; provided that the limitations on pledges or security interests in this clause (e) shall only apply to the extent that such limitation is otherwise permitted under Section 6.06 of the Credit Agreement,
(f)     to the extent not permitted by the terms of such Person’s organizational or joint venture documents (so long as such restriction is not incurred in contemplation of being pledged pursuant to the Loan Documents or other secured indebtedness), Equity Interests in any minority-owned Subsidiaries or joint ventures,
(g)    any voting Equity Interests in excess of 65% of the issued and outstanding voting Equity Interests of any Excluded Domestic Holdco or Foreign Subsidiary,
(h)     cash deposits securing letters of credit, Swap Obligations and similar obligations to the extent such Liens on such cash deposits are permitted under Section 6.02 of the Credit Agreement,
(i)     any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law,
(j)     particular assets if and for so long as, if reasonably determined by the Agent in consultation with the Administrative Loan Party, the cost of creating such pledges or security interests in such assets are excessive in relation to the practical benefits to be obtained by the Secured Parties therefrom,
(k)     Excluded Accounts,
(l)     motor vehicles and other goods subject to certificates of title to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement,
(m)    any letter-of-credit rights (to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement) having a face amount of $1,000,000 or less individually or $2,500,000 or less in the aggregate for all such letter-of-credit rights under this clause (m),
(n)    any Commercial Tort Claims seeking damages of $2,500,000 or less,
(o)    the Last Mile Equipment; and
(p)     any asset or property of any Loan Party that has been sold or otherwise disposed of to a Person that is not a Loan Party in compliance with Section 6.05 of the Credit Agreement, and any asset or property owned by any Person which has been released from its obligations as a Guarantor hereunder in accordance with Section 4.08;

provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (a) through (o) above (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (a) through (o) above).
“Excluded Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap Obligation”), if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“General Intangibles” has the meaning specified in Article 9 of the UCC.
“Grantor” and “Grantors” have the meaning assigned to such terms in the preliminary statement of this Agreement.
“Guaranteed Obligations” has the meaning set forth in Section 4.01.
“Guaranty” means, collectively, the guaranty of the Guaranteed Obligations by the Guarantors pursuant to Article IV.
“Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter owned or acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, Trade Secrets, Domain Names, the intellectual property rights in Software and databases and related documentation and all additions and improvements to any of the foregoing, renewals and extensions thereof, rights to sue or otherwise recover for infringements or other violations thereof, and all rights corresponding thereto throughout the world.
“Intellectual Property Security Agreements” means the short-form Patent Security Agreement, short-form Trademark Security Agreement, and short-form Copyright Security Agreement, each substantially in the form attached hereto as Exhibits C, D and E, respectively.
“Lenders” has the meaning assigned to such term in the preliminary statement of this Agreement.

“License” means any Patent License, Trademark License, Copyright License or other Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all (a) renewals, extensions, supplements and continuations thereof, (b income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof, and (c) rights to sue for past, present and future violations thereof.
“Limited Liability Company Interests” means the entire limited liability company membership interest at any time owned by any Grantor in any limited liability company.
“Partnership Interest” means the entire general partnership interest or limited partnership interest at any time owned by any general partnership or limited partnership.
“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.
“Patents” means all of the following now owned or hereafter owned or acquired by any Grantor: (a) all letters patent in or to which any Grantor now or hereafter owns any right, title or interest therein, all registrations and recordings thereof, and all applications for letters patent, including registrations, recordings and pending applications in the USPTO; and (b) all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.
“Perfection Certificate” means a certificate substantially in the form of Exhibit B, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Administrative Loan Party on behalf of itself and each other Grantor.
“Pledged Collateral” has the meaning assigned to such term in Section 2.01.
“Pledged Debt” has the meaning assigned to such term in Section 2.01(b).
“Pledged Equity” has the meaning assigned to such term in Section 2.01(a).
“Pledged Securities” means the Pledged Equity and Pledged Debt.
“Proceeds” means all “proceeds” as such term is defined in the UCC.
“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Registered Intellectual Property Collateral” means the Collateral consisting of (a) United States Patents and United States Trademarks registered with the USPTO and, in each case, applications therefor and (b) United States Copyrights registered with the USCO.
“Secured Obligations” means, collectively, the Obligations and the Secured Bank Product Obligations.
“Secured Parties” means, collectively, the Agent, the Lenders, each Issuing Bank, each Bank Product Provider party to a Bank Product Agreement evidencing Secured Bank Product Obligations and each co-agent or sub-agent appointed by the Agent from time to time pursuant to Article VIII of the Credit Agreement.
“Securities Account” has the meaning specified in Article 9 of the UCC.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Intermediary” has the meaning specified in Article 8 of the UCC.
“Security Interest” has the meaning assigned to such term in Section 3.01(a).
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, including, without limitation, “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York and computer programs that may be construed as included in the definition of “goods” in the Uniform Commercial Code as in effect on the date hereof in the State of New York, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (d) all outsourced computing and information technology arrangements, including cloud computing and SaaS offerings, and (e) all documentation, including user manuals and other training documentation, related to any of the foregoing, and all media that may contain Software or recorded data of any kind.
“Supplement” means an instrument substantially in the form of Exhibit A.
“Swap Obligation” has the meaning set forth in the definition of “Excluded Swap Obligation.”
“Trade Secrets” means any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code and data collections.
“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.
“Trademarks” means all of the following now owned or hereafter owned or acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, fictitious business names other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the USPTO or any similar offices in any State of the United States or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Grantor; and (b) all goodwill connected with the use of and symbolized thereby.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Uncertificated Security” has the meaning specified in Article 8 of the UCC.
“USCO” means the United States Copyright Office.
“USPTO” means the United States Patent and Trademark Office.
ARTICLE II
Pledge of Securities
SECTION 2.01     Pledge. Each Grantor, as security for the payment and performance in full of the Secured Obligations of such Grantor (including, if such Grantor is a Guarantor, the Secured Obligations of such Grantor arising under the Guaranty), hereby pledges to the Agent, for the benefit of the Secured Parties, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:

(a)all Equity Interests held by it, including without limitation, the Equity Interests which are listed on Schedule I, and any other Equity Interests obtained in the future by such Grantor and the certificates (if any) representing all such Equity Interests (the “Pledged Equity”);
(b)(i) all debt securities and instruments owned by it, including without limitation, the debt securities and instruments which are listed opposite the name of such Grantor on Schedule I, and (ii) any debt securities and instruments obtained in the future by such Grantor (the “Pledged Debt”);
(c)all other property that may be delivered to and held by the Agent pursuant to the terms of this Section 2.01;
(d)subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities and other property referred to in clauses (a), (b) and (c) above;
(e)subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and
(f)all Proceeds of any of the foregoing
(the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”); provided, however, that neither “Pledged Collateral” nor any defined term used therein shall include (nor shall any pledge or security interest attach to) any Excluded Assets; provided, further, that any Proceeds, substitutions or replacements of any Excluded Assets shall be included in “Pledged Collateral” and any defined term used therein, unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets.
TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Agent, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.
SECTION 2.02     Delivery of the Pledged Securities.
(a)As of the Closing Date, each Grantor has delivered or caused to be delivered to the Agent, for the benefit of the Secured Parties, any and all Pledged Equity evidenced by a certificate and, to the extent required to be delivered pursuant to Section 2.02(b), any and all Pledged Debt evidenced by a promissory note or other instrument. Each Grantor agrees promptly (but in any event within 10 Business Days after receipt by such Grantor or such longer period as the Agent may agree in its reasonable discretion) to deliver or cause to be delivered to the Agent, for the benefit of the Secured Parties, any and all Pledged Equity acquired after the Closing Date that is evidenced by a certificate and, to the extent required to be delivered pursuant to Section 2.02(b), any and all Pledged Debt acquired after the Closing Date that is evidenced by a promissory note or other instrument.
(b)Each Grantor will cause any promissory note or other instrument having a principal amount in excess of $500,000 individually, or $1,000,000 in the aggregate for all such promissory notes and other instruments held by the Grantors, to be pledged and delivered to the Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.
(c)Upon delivery to the Agent, any Pledged Securities shall be accompanied by stock or security powers, endorsements or allonges duly executed in blank or other instruments of transfer reasonably satisfactory to the Agent. Each delivery of Pledged Securities shall be accompanied by a schedule describing the Pledged Securities, which schedule shall be deemed to supplement Schedule I and made a part hereof; provided that failure to supplement Schedule I shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.
(d)With respect to any Uncertificated Security that constitutes Pledged Equity (other than an Uncertificated Security credited on the books of a Clearing Corporation or Securities Intermediary), each Grantor shall cause the issuer of such Uncertificated Security to duly authorize, execute, and deliver to the Agent, an agreement for the benefit of the Agent and the other Secured Parties substantially in the form of Exhibit F (appropriately completed to the satisfaction of the Agent and with such modifications, if any, as shall be reasonably satisfactory to the Agent) pursuant to which such issuer agrees to comply with any and all instructions originated by the Agent (to the extent required hereunder) without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Security (and any Limited Liability Company Interest or Partnership Interest issued by such issuer) originated by any other Person other than a court of competent jurisdiction.
SECTION 2.03     Representations, Warranties and Covenants. Each Grantor represents, warrants and covenants to and with the Agent, for the benefit of the Secured Parties, that:
(a)as of the Closing Date, Schedule I includes all Equity Interests, debt securities, promissory notes and instruments required to be pledged by such Grantor hereunder;
(b)the Pledged Equity issued by each Subsidiary has been duly and validly authorized and issued by the issuers thereof and are fully paid and non-assessable (if applicable);
(c)except for the security interests granted hereunder, such Grantor (i) is, subject to any transfers made in compliance with the Credit Agreement, the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I, (ii) holds the same free and clear of all Liens, other than (A) Permitted Liens that are non-consensual and (B) Liens created by the Security Documents, and (iii) if requested by the Agent, will take commercially reasonable actions necessary to defend its title or interest thereto or therein against any and all Liens (other than, Permitted Liens that are non-consensual), however arising, of all Persons whomsoever;

(d)as of the Closing Date, except for (i) restrictions and limitations imposed or permitted by the Loan Documents or securities laws generally and (ii) in the case of Pledged Equity of Persons that are minority-owned Subsidiaries or joint ventures, transfer restrictions that exist at the time of acquisition of Equity Interests in such Persons (but not entered into in contemplation of such acquisition), the Pledged Collateral is freely transferable and assignable, and none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or bylaw provisions or contractual restriction of any nature that could reasonably be expected to prohibit, impair, delay or otherwise affect, in each case, in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Agent of rights and remedies hereunder;
(e)the execution and performance by the Grantors of this Agreement are within each Grantor’s corporate or limited liability company powers and have been duly authorized by all necessary corporate action or other organizational action;
(f)no material consent or approval of any Governmental Authority or any Person is required under any applicable law or the organizational documents of any issuer of Pledged Collateral to ensure the validity of the pledge effected hereby, except for (i) approvals, consents, exemptions, authorizations or other actions by, or notices to, or filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties to the Agent, for the benefit of the Secured Parties, that pursuant to the express terms of the Loan Documents are not required to have been completed, obtained or made as at each time of this representation, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, and (iii) any approvals, consents, exemptions, authorizations or other actions, notices or filings;
(g)by virtue of the execution and delivery by each Grantor of this Agreement, and delivery of the Pledged Equity consisting of certificated securities to, and continued possession thereof by, the Agent in any state in the United States, the Agent (for the benefit of the Secured Parties) has a valid and perfected first-priority lien upon and security interest in such Pledged Equity as security for the payment and performance of the Secured Obligations to the extent such perfection is governed by the UCC, subject only to Permitted Liens which are non-consensual;
(h)by virtue of (i) the filing of Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Agent based upon the information provided to the Agent in the Perfection Certificate for filing in the applicable filing office, in each case, as required by Section 5.12 of the Credit Agreement and (ii) delivery of the Pledged Debt consisting of promissory notes or other instruments to the Agent, the Agent (for the benefit of the Secured Parties) has a valid and perfected first-priority security interest in respect of all Collateral in which the Security Interest in the Pledged Debt may be perfected under Article 9 of the UCC by the filing of a financing statement in such applicable filing office or by possession of the Pledged Debt consisting of promissory notes or other instruments; and

(i)the pledge effected hereby is effective to vest in the Agent, for the benefit of the Secured Parties, the rights set forth herein of the Agent in the Pledged Collateral.
Subject to the terms of this Agreement, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will comply with instructions of the Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder without further consent by the applicable owner or holder of such Equity Interests.
SECTION 2.04     Certification of Limited Liability Company and Limited Partnership Interests. No Limited Liability Company Interest or Partnership Interest that constitutes Pledged Equity is, or shall be, represented by a certificate unless (a) the limited liability company agreement or partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction or (b) regardless of whether such Pledged Equity is a “security” within the meaning of Article 8 of the UCC, any and all certificates evidencing such Pledged Equity are delivered to the Agent in accordance with Section 2.02. If any limited liability company or limited partnership controlled by any Grantor that constitutes Pledged Equity includes in its limited liability company agreement or partnership agreement that any interests in such limited liability company or such limited partnership are a “security” as defined under Article 8 of the UCC, the applicable Grantor shall promptly certificate any Equity Interests in any such limited liability company or such limited partnership. To the extent an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is certificated or becomes certificated, (i) each such certificate shall be delivered to the Agent, pursuant to Section 2.02(a) and (ii) such Grantor shall fulfill all other requirements under Section 2.02 applicable in respect thereof. Such Grantor hereby agrees that if any of the Pledged Collateral is at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable law, if necessary or, upon the reasonable request of the Agent, desirable to perfect a security interest in such Pledged Collateral, cause such pledge to be recorded on the equity holder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Agent the right to transfer such Pledged Collateral under the terms hereof.

SECTION 2.05     Registration in Nominee Name; Denominations. If any Event of Default shall have occurred and be continuing, and the Agent shall have given the Administrative Loan Party written notice of such Event of Default, (a) the Agent, on behalf of the Secured Parties, shall have the right to hold the Pledged Equity in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Agent and each Grantor will promptly give to the Agent copies of any written notices or other written communications received by it with respect to Pledged Equity registered in the name of such Grantor and (b) the Agent shall have the right to exchange the certificates representing Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent permitted by the documentation governing such Pledged Securities.

SECTION 2.06     Voting Rights; Dividends and Interest.
(a)Unless and until any Event of Default shall have occurred and be continuing and the Agent shall have given the Administrative Loan Party one (1) Business Day’s prior written notice that the rights of the Grantors under this Section 2.06 are being suspended:
(i)Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof and each Grantor agrees that it shall not exercise such rights in violation of this Agreement, the Credit Agreement and the other Loan Documents.
(ii)The Agent shall promptly (after reasonable advance notice) execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to clause (i) above.
(iii)Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Agent and the Secured Parties and, in the case of Pledged Equity, shall be promptly (and in any event within 10 Business Days or such longer period as the Agent may agree in its reasonable discretion) delivered to the Agent in the same form as so received (with any endorsement reasonably requested by the Agent). So long as no Event of Default has occurred and is continuing, the Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted by the Credit Agreement in accordance with this Section 2.06(a)(iii).
(b)Upon the occurrence and during the continuance of any Event of Default, after the Agent shall have notified the Administrative Loan Party of the suspension of the Grantors’ rights under this Section 2.06, then, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Agent, shall be segregated from other property or funds of such Grantor and shall be promptly (and in any event within 10 Business Days or such longer period as the Agent may agree in its reasonable discretion) delivered to the Agent upon demand in the same form as so received (with any endorsement reasonably requested by the Agent). Any and all money and other property paid over to or received by the Agent pursuant to the provisions of this paragraph (b) shall be retained by the Agent in an account to be established by the Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. Once no Event of Default is continuing, the Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account (if any) to the extent not otherwise applied in accordance with the provisions of the Loan Documents.
(c)Upon the occurrence and during the continuance of any Event of Default, after the Agent shall have provided the Administrative Loan Party with notice of the suspension of its rights under this Section 2.06, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. Once no Event of Default is continuing, each Grantor shall have the right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise in respect of any Pledged Securities or any part thereof in which such Grantor retains an ownership interest (if any) pursuant to the terms of paragraph (a)(i) above, and the obligations of the Agent under paragraph (a)(ii) of this Section 2.06 shall be reinstated with respect thereto.
(d)In order to permit the Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, each Grantor hereby grants to the Agent an irrevocable proxy to vote all or any part of the Pledged Collateral held by such Grantor and to exercise all other rights, powers, privileges and remedies to which a holder of such Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall only be effective following the occurrence and during the continuance of any Event of Default; provided that during such time, such proxy shall be effective automatically and without the necessity of any action (including any transfer of such Pledged Collateral on the record books of the issuer thereof) by any other Person (including the issuer of such Pledged Collateral or any officer or agent thereof). Each Grantor acknowledges and agrees that the irrevocable proxy granted to the Agent by such Grantor pursuant to the preceding sentence with respect to the

Pledged Collateral held by such Grantor is coupled with an interest and shall be exercisable by the Agent only after any Event of Default has occurred and is continuing. Each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Agent all proxies, dividend payment orders and other instruments as the Agent may from time to time reasonably request, but in any event solely after an Event of Default has occurred and is continuing, and each Grantor acknowledges that the Agent may utilize the power of attorney set forth in Section 7.13 in accordance with the terms thereof.
(e)In the case of each Grantor which is an issuer of Pledged Collateral, such Grantor agrees to (i) comply with instructions originated by the Agent with respect to such Pledged Collateral after the occurrence and during the continuance of any Event of Default without further consent by the registered owner of such Pledged Collateral, and (ii) pay any dividends or other payments with respect to the Pledged Collateral directly to the Agent after the occurrence and during the continuance of any Event of Default.
(f)Any notice given by the Agent to the Administrative Loan Party under Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more Grantors at the same or different times and (iii) may suspend some of the rights of the Grantors under this Section 2.06 in part without suspending all such rights (as specified by the Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.
ARTICLE III
Security Interests in Personal Property
SECTION 3.01     Security Interest.
(a)Each Grantor, as security for the payment and performance in full of the Secured Obligations of such Grantor (including, if such Grantor is a Guarantor, the Secured Obligations of such Grantor arising under the Guaranty), hereby pledges to the Agent, for the benefit of the Secured Parties, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):
(i)all Accounts;
(ii)all Chattel Paper;
(iii)all Deposit Accounts;
(iv)all Documents;
(v)all Equipment;

(vi)all General Intangibles;
(vii)all Goods;
(viii)all Instruments;
(ix)all Inventory;
(x)all Investment Property;
(xi)all books and records pertaining to the Article 9 Collateral;
(xii) all Intellectual Property;
(xiii) all Commercial Tort Claims listed on Schedule III and on any supplement thereto received by the Agent pursuant to Section 3.03(h);
(xiv) all letter-of-credit rights;
(xv) all Money, cash, cash equivalents, Deposit Accounts, Securities Accounts and Commodities Accounts; and
(xvi) to the extent not otherwise included, all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;
provided that, notwithstanding anything to the contrary in this Agreement, (A) this Agreement shall not constitute a grant of a security interest in (nor shall any pledge, grant or Security Interest attach to) any Excluded Assets and (B) the Article 9 Collateral (and any defined term therein) shall not include any Excluded Assets; provided, further, that this Agreement shall constitute a grant of a security interest in any Proceeds, substitutions or replacements of any Excluded Assets, and any Proceeds, substitutions or replacements of any Excluded Assets shall be included in “Article 9 Collateral” (and any defined term used therein), unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets.
(b)Each Grantor hereby irrevocably authorizes the Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements with respect to the Collateral or any part thereof and amendments thereto and continuations thereof that (i) indicate the Collateral as “all assets of the debtor, whether now existing or hereafter arising” or words of similar effect as being of an equal or lesser scope or with greater detail and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor. Each Grantor agrees to provide such information to the Agent promptly upon any reasonable request.

(c)The Security Interest is granted as security only and shall not subject the Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral; provided that the foregoing will not limit or otherwise affect the obligations and liabilities of the Grantors to the extent set forth herein and in the other Loan Documents.
(d)In the case of any Registered Intellectual Property Collateral, each Grantor shall execute and deliver to the Agent Intellectual Property Security Agreements covering all such Registered Intellectual Property Collateral owned by such Grantor on the Closing Date or hereafter acquired.
(e)Upon notice to the Administrative Loan Party, the Agent is authorized to file with the USPTO or the USCO (or any successor office) such Intellectual Property Security Agreements (or supplements thereto) and such other documents as may be necessary for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in Registered Intellectual Property Collateral of each Grantor in which a security interest has been granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantor as debtors and the Agent as secured party.
SECTION 3.02    Representations and Warranties. Each Grantor represents and warrants to the Agent for the benefit of the Secured Parties that:

(a)Each Grantor has good and valid rights in and title (except as otherwise permitted by the Loan Documents, including pursuant to Section 5.01 of the Credit Agreement) to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full organizational power and authority to grant to the Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any Person other than (i) any consent or approval that has been obtained or (ii) any consent or approval which if not obtained would not reasonably be expected to cause a Material Adverse Effect.
(b)The Perfection Certificate has been duly executed and the information set forth therein is correct and complete in all material respects (except the information therein with respect to the exact legal name of each Grantor shall be correct and complete in all respects) as of the Closing Date. The Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Agent based upon the information provided to the Agent in the Perfection Certificate for filing in the applicable filing office (or specified by notice from the Administrative Loan Party to the Agent after the Closing Date in the case of filings, recordings or registrations, in each case, as required by Section 5.12 of the Credit Agreement (other than filings required to be made in the USPTO and the USCO in order to perfect the Security Interests of the Agent in the Registered Intellectual Property Collateral)), are all the filings, recordings and registrations that are necessary to establish a valid and perfected first-priority security interest in favor of the Agent (for the benefit of the Secured Parties) in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code, subject, in priority only, to Permitted Liens.
(c)With respect to Intellectual Property, each Grantor represents and warrants that: (i) such Grantor owns or is licensed to use all Intellectual Property used in the conduct of its business (the “Company Intellectual Property”); (ii) no claim has been asserted, or is pending, by any Person challenging the use by such Grantor of any Company Intellectual Property or the validity or enforceability of any Company Intellectual Property, nor does such Grantor know of any valid basis for any such claim, other than any such claims that could not reasonably be expected to result in a Material Adverse Effect; and (iii) to the knowledge of such Grantor, (A) no other Person is infringing, misappropriating or otherwise violating any right of such Grantor in any Company Intellectual Property, (B) such Grantor is not infringing, misappropriating or otherwise violating any Intellectual Property of another Person, and (C) no proceedings have been instituted or are pending against such Grantor, or threatened, and no written notice from any other Person has been received by such Grantor alleging any such infringement, violation, or misappropriation except (in the case of each of the preceding clauses (A) through (C)) where the consequences thereof could not reasonably be expected to result in a Material Adverse Effect.
(d)Each Grantor represents and warrants that the Intellectual Property Security Agreements containing a description of all Article 9 Collateral consisting of Registered Intellectual Property Collateral, have been delivered to the Agent for recording by the USPTO and the USCO pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of Registered Intellectual Property Collateral to the extent required by this Agreement or the Credit Agreement. To the extent a security interest may be perfected by (i) filing UCC financing statements in the applicable filing office (or specified by notice from the Administrative Loan Party to the Agent after the Closing Date in the case of filings, recordings or registrations, in each case, as required by Section 5.12 of the Credit Agreement) and (ii) filing, recording or registration in USPTO or USCO, then no further or subsequent filing, re-filing, recording, rerecording, registration or reregistration is necessary to establish a valid and perfected first-priority security interest in favor of the Agent (for the benefit of the Secured Parties) in respect of the Registered Intellectual Property Collateral.
(e)The Security Interest constitutes (i) a valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations and (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, subject, in priority only, to Permitted Liens.

(f)The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the USPTO or the USCO or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens and financing statements, assignments and other filings expressly permitted by the Credit Agreement.
(g)As of the Closing Date, Schedule II lists the locations at which Equipment having a Fair Market Value of more than $1,000,000 (per location) (other than (i) mobile goods, (ii) Equipment in transit or out for repair or refurbishment, and (iii) Equipment in the possession of employees or customers of the Grantors in the ordinary course of business) of the Grantors are kept.
(h)Schedule III (as supplemented pursuant to Section 3.03(h) from time to time) lists each Commercial Tort Claim of any Grantor in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) reasonably estimated by such Grantor to exceed $2,500,000.
(i)With respect to such Grantor’s Deposit Accounts and Securities Accounts (other than Excluded Accounts), each such Grantor is the sole customer of such Deposit Account or the sole entitlement holder of such Securities Account, as applicable, and no such Grantor has agreed to or is otherwise aware of any Person having “control” (within the meanings of Section 9-104 of the New York UCC) over, or any other interest in, such Deposit Accounts or Securities Accounts in which any such Grantor has an interest credited thereto.
SECTION 3.03     Covenants.
(a)Administrative Loan Party agrees to notify the Agent in writing (i) at least 10 calendar days prior to (or such shorter period in advance of such change as the Agent may agree in its reasonable discretion), any change in (A) the legal name of any Grantor, (B) the identity or type of organization or corporate structure of any Grantor, or (C) the jurisdiction of organization of any Grantor, and (ii) promptly, but at any event within 10 Business Days (or such longer period as the Agent may agree in its reasonable discretion) after any change in (A) the chief executive office of any Grantor or (B) the organizational identification number of such Grantor, if any.
(b)Subject to Section 5.12 of the Credit Agreement, each Grantor shall, at its own expense, upon the reasonable request of the Agent, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Agent in the Article 9 Collateral and the first priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement;

provided that, nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (i) determined by such Grantor to be desirable in its reasonable business judgment and (ii) permitted by the Credit Agreement.
(c)Subject to Section 5.12 of the Credit Agreement, each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be filed all such further instruments and documents and take all such actions as the Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith.
(d)At its option after the occurrence and during the continuance of any Event of Default, the Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral that are not Permitted Liens, and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or any other Loan Document (subject, in the case of Intellectual Property, to Section 3.03(g)(iii)) and within a reasonable period of time after the Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Agent pursuant to the terms of the Credit Agreement. Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.
(e)If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person, the Fair Market Value of which is in excess of $500,000 individually, or $1,000,000 in the aggregate for all such property subject to security interests in favor of the Grantors, to secure payment and performance of an Account, such Grantor shall promptly grant a security interest to the Agent for the benefit of the Secured Parties therein. Such grant need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.
(f)If at any time any amounts payable under or in connection with any Collateral owned by any Grantor shall be or become evidenced by an instrument or tangible chattel paper, the Fair Market Value of which is in excess of $500,000 individually, or $1,000,000 in the aggregate for all such instruments and tangible chattel paper of the Grantors, and, in the case of any such instrument or tangible chattel paper, such Grantor shall comply with the covenants in Section 2.02(b). If any amount payable under or in connection with any Collateral owned by any Grantor shall be or become evidenced by electronic chattel paper in excess of $500,000 individually, or $1,000,000 in the aggregate for all such electronic chattel paper of the Grantors, such Grantor shall provide prompt notice to the Agent thereof and, at the request and option of the Agent, take all steps necessary to grant Agent control of all such electronic chattel paper for the purposes of Section 9-105 of the UCC (or any similar Section under any equivalent UCC) and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.
(g)Intellectual Property Covenants.
(i)Other than to the extent not prohibited herein or in the Credit Agreement or, with respect to registrations and applications no longer used or useful in the applicable Grantor’s business operations, except to the extent failure to act would not, as deemed by the applicable Grantor in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, each Grantor agrees to (A) take, at its expense, all reasonable steps permitted by any applicable law to pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application now or hereafter included in the Collateral of such Grantor that are not Excluded Assets, (B) take all reasonable steps permitted by any applicable law to prevent any of the Intellectual Property included in the Collateral, from lapsing, being terminated, or becoming invalid or unenforceable or placed in the public domain (or in the case of a trade secret, become publicly known) and (C) take all reasonable steps permitted by any applicable law to preserve and protect each item of its Intellectual Property, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, at a level equal to or better than the quality of the products and services as of the Closing Date, and taking reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to standards of quality.
(ii)Administrative Loan Party shall provide (A) on each date on which a Compliance Certificate is delivered to the Agent pursuant to Section 5.04(c) of the Credit Agreement, a list of any Registered Intellectual Property Collateral not covered by the filings required under Section 3.02(c), together with supplemental Intellectual Property Security Agreements substantially in the form of Exhibits C, D and E, as applicable, covering all such Registered Intellectual Property Collateral, and (B) within thirty (30) days of the acquisition, filing or issuance of any material Copyrights owned by a Grantor which are the subject of an issuance, registration or pending application in any intellectual property registry, and at such other times as may be reasonably requested by the Agent, a list of such material Copyrights, together with supplemental Intellectual Property Security Agreements substantially in the form of Exhibit E covering all such material Copyrights.
(iii)Notwithstanding any other provision of this Agreement, nothing in this Agreement or any other Loan Document prevents or shall be deemed to prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or be put into the public domain, any of its Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.
(h)Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) reasonably estimated by such Grantor to exceed $2,500,000 for which this clause has not been satisfied and for which such Grantor has asserted a claim, such Grantor shall (i) so long as no Event of Default shall have occurred and be continuing, on the date on which a Compliance Certificate is delivered to the Agent pursuant to Section 5.04(c) of the Credit Agreement for the fiscal quarter in which such Grantor has acquired such Commercial Tort Claim, or (ii) if an Event of Default shall have occurred and be continuing, promptly after such Grantor has acquired such Commercial Tort Claim, notify the Agent thereof in a writing signed by such Grantor that supplements Schedule III (including a summary description of such claim) and grant to the Agent, for the benefit of the Secured Parties, in such writing a valid security interest therein and in the proceeds thereof, all upon the terms of this Agreement.
(i)Letter of Credit Rights. If any Grantor is or becomes the beneficiary of a letter of credit that is (i) not a supporting obligation of any Collateral and (ii) in excess of $1,000,000 individually, or $2,500,000 in the aggregate for all such letters of credit of the Grantors, such Grantor shall (A) so long as no Event of Default shall have occurred and be continuing, on the date on which a Compliance Certificate is delivered to the Agent pursuant to Section 5.04(c) of the Credit Agreement for the fiscal quarter in which such Grantor becomes a beneficiary thereof, or (B) if an Event of Default shall have occurred and be continuing, promptly after such Grantor becomes a beneficiary thereof, notify the Agent thereof and, at the request of the Agent, enter into a Contractual Obligation with the Agent, the issuer of such letter of credit or any nominated person with respect to the letter-of-credit rights under such letter of credit. Such Contractual Obligation shall collaterally assign such letter-of-credit rights to the Agent and such assignment shall be sufficient to grant control to the Agent for the purposes of Section 9-107 of the UCC (or any similar Section under any equivalent UCC), and shall be in form and substance reasonably satisfactory to Agent.
(j)Accounts Receivable. Other than in the ordinary course of business, each Grantor shall not amend, modify, terminate or waive any provision of any Accounts Receivable in any manner which could reasonably be expected to have a material adverse effect on the value of such Accounts Receivable. After the occurrence and during the continuance of any Event of Default (i) each Grantor shall not (A) grant any extension or renewal of the time of payment of any Accounts Receivable, (B) compromise or settle any dispute, claim or legal proceeding with respect to any Accounts Receivable for less than the total unpaid balance thereof, (C) release, wholly or partially, any Person liable for the payment thereof, or (D) allow any credit or discount thereon, in each case of clauses (A), (B), (C) and (D), other than in the ordinary course of business and (ii) the Agent shall have the right to enforce, at the expense of such Grantor, collection of any such Accounts Receivable and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.

(k)Deposit and Securities Accounts.
(i)Subject to Sections 5.12 and 5.15 of the Credit Agreement, each Grantor shall maintain all Deposit Accounts and Securities Accounts (excluding any Excluded Accounts) only with financial institutions that have executed an agreement (in form and substance reasonably acceptable to the Agent) (an “Account Control Agreement”) with such Grantor and the Agent, agreeing to comply with instructions issued or originated by the Agent directing the disposition of funds from time to time credited to such Deposit Account or Securities Account without further consent of any Grantor or any other Person; provided that (A) for any such Deposit Accounts and Securities Accounts not in existence on the Closing Date, the applicable Grantor shall cause such an Account Control Agreement to be in place within 90 days (or such longer period of time as the Agent may approve in its sole discretion) of the opening of (or acquisition of) such accounts, and (B) the provisions of this paragraph shall not apply to any Deposit Account for which any Grantor, the depositary bank and the Agent have entered into a cash collateral agreement specially negotiated among such Grantor, the depositary bank and the Agent for the specific purpose set forth therein. The Agent agrees that (x) it shall have no right to provide any such instructions unless a Cash Dominion Period is in effect, and (y) if such instructions have been delivered by the Agent to a financial institution and no Cash Dominion Period is continuing, the Agent and such Grantor agree to promptly amend the applicable Account Control Agreement with the applicable financial institution or enter into a new Account Control Agreement with such financial institution (or rescind any such instructions), as and to the extent required by such financial institutions, to reestablish the right of such Grantor to provide written instructions from time to time to such financial institution for the disposition of funds in the applicable Deposit Account or Securities Account, unless and until a new Cash Dominion Period has commenced. Any funds received by Agent pursuant to an Account Control Agreement shall be applied in accordance with Section 2.13(d) of the Credit Agreement or Section 7.02 of the Credit Agreement, as applicable.
(ii)On each date on which a Compliance Certificate is delivered to the Agent pursuant to Section 5.04(c) of the Credit Agreement, the Administrative Loan Party shall provide a list of any Deposit Accounts and Securities Accounts which are not subject to an Account Control Agreement, together with an indication of which such accounts are Excluded Accounts.

ARTICLE IV
Guarantee
SECTION 4.01     The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective permitted successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (a) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (b)

any other Debtor Relief Laws) on the Loans made by the Lenders to, and any promissory notes evidencing the Indebtedness of Borrowers to the Lender held by each Lender of, Borrowers, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Bank Product Agreement evidencing a Secured Bank Product Obligation, in each case strictly in accordance with the terms thereof (such obligations, including any future increases in the amount thereof, being herein collectively called the “Guaranteed Obligations”); provided, however, that Guaranteed Obligations shall exclude all Excluded Swap Obligations. The Guarantors hereby jointly and severally agree that if Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 4.02     Obligations Unconditional. The obligations of the Guarantors under Section 4.01 shall constitute a guaranty of payment when due and not of collection and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrowers under this Agreement, the Credit Agreement, any promissory notes evidencing the Indebtedness of Borrowers to the Lender or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full), including any defense of setoff, counterclaim, recoupment or termination. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)at any time or from time to time, without notice to the Guarantors, to the extent permitted by law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be amended or waived;
(ii)any of the acts mentioned in any of the provisions of this Agreement or any promissory notes evidencing the Indebtedness of Borrowers to the Lender or any other agreement or instrument referred to herein or therein shall be done or omitted;
(iii)the maturity of any of the Guaranteed Obligations shall be accelerated, extended or renewed or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 4.08, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(iv)any Lien or security interest granted to, or in favor of the Agent as security for any of the Guaranteed Obligations shall fail to be or remain perfected or the existence of any intervening Lien or security interest; or
(v)the release of any other Guarantor pursuant to Section 4.08.
Each Guarantor hereby expressly waives (to the fullest extent permitted by law) diligence, presentment, demand of payment, protest and, to the extent permitted by law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrowers under this Agreement, the Credit Agreement or any promissory notes evidencing the Indebtedness of Borrowers to the Lender or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each Guarantor waives any rights and defenses that are or may become available to it by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code; the foregoing waivers and the provisions hereinafter set forth which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or the Secured Obligations. Each Guarantor waives, to the extent permitted by law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings among Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
SECTION 4.03     Reinstatement. The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrowers or any other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 4.04     Subrogation; Subordination. Each Guarantor hereby agrees that until the payment in full and satisfaction in full of all Guaranteed Obligations (other than in respect of Secured Bank Product Obligations and contingent indemnification obligations not yet due and owing, and L/C Exposure that has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 4.01, whether by subrogation, contribution or otherwise, against Borrowers or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 4.05     Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrowers under this Agreement, the Credit Agreement and any promissory notes evidencing the Indebtedness of Borrowers to the Lender may be declared to be forthwith due and payable as provided in Section 7.01 of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in such Section ) for purposes of Section 4.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

SECTION 4.06     Continuing Guarantee. The Guarantee in this Article IV is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 4.07     General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 4.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 4.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the liability under this Guaranty and the right of contribution established in Section 4.09, but before giving effect to any other guarantee) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 4.08     Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (a) all or substantially all of the Equity Interests of any Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party in a transaction permitted hereunder or (b) any Guarantor becomes an Excluded Subsidiary (any such Guarantor, and any Guarantor referred to in clause (a), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Agent pursuant to the Security Documents shall be automatically released, and, so long as the Administrative Loan Party shall have provided the Agent such certifications or documents as the Agent shall reasonably request, the Agent shall take such actions as are necessary to effect each release described in this Section 4.08 in accordance with the relevant provisions of the Security Documents.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied (other in respect of Secured Bank Product Obligations and contingent indemnification obligations not yet due and owing), and no Letter of Credit remains outstanding (or any L/C Exposure has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank), this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

SECTION 4.09     Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 4.04. The provisions of this Section 4.09 shall in no respect limit the obligations and liabilities of any Guarantor to the Agent, each Issuing Bank and the Lenders and each Guarantor shall remain liable to the Agent, each Issuing Bank and the Lenders for the full amount guaranteed by such Guarantor hereunder.

SECTION 4.10     Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.10, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 4.10 shall remain in full force and effect until all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied (other than in respect of Secured Bank Product Obligations and contingent indemnification obligations not yet due and owing), and no Letter of Credit remains outstanding (or any L/C Exposure has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank). Each Qualified ECP Guarantor intends that this Section 4.10 constitute, and this Section 4.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE V

Remedies
SECTION 5.01     Remedies Upon Default. Upon the occurrence and during the continuance of any Event of Default, it is agreed that the Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations, under the Uniform Commercial Code or other applicable law or in equity and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Agent, promptly assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place and time to be designated by the Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under applicable law, without obligation to pay rent or otherwise to such Grantor or any other Person in respect of such occupation; provided that the Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; and (iv) subject to the mandatory requirements of applicable law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Agent shall deem appropriate. The Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any applicable law now existing or hereafter enacted.

The Agent shall give the applicable Grantor(s) 10 calendar days’ written notice (which each Grantor agrees is commercially reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Agent may (in its sole and absolute discretion) determine. The Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Agent until the sale price is paid by the purchaser or purchasers thereof, but the Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. The Agent may sell any Collateral in accordance with the provisions of this Agreement and the other Loan Documents and applicable law without giving any warranties as to such Collateral. The Agent may specifically disclaim or modify any warranties of title or the like. The Agent shall have no obligation to marshal any of the Collateral. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof, the Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

SECTION 5.02     Application of Proceeds. The proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, shall be applied in accordance with Section 7.02 of the Credit Agreement.

The Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof.

The Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations; provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Agent pursuant to this Section 5.02 shall be final (absent manifest error).

SECTION 5.03     Grant of License to Use Intellectual Property. For the exclusive purpose of enabling the Agent to exercise rights and remedies under this Agreement at and during the continuance of such time as the Agent shall be lawfully entitled to exercise such rights and remedies at any time after and during the continuance of any Event of Default, each Grantor hereby grants to the Agent a nonexclusive, royalty-free, limited license to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software used for the compilation or printout thereof; provided, however, that all of the foregoing rights of the Agent to use such licenses, sublicenses and other rights, and (to the extent permitted by the terms of such licenses and sublicenses) all licenses and sublicenses granted thereunder, shall expire immediately upon the termination or cure of all Events of Default and shall be exercised by the Agent solely during the continuance of any Event of Default and upon written notice to the applicable Grantor of any Event of Default, and nothing in this Section 5.03 shall require Grantors to grant any license that is prohibited by any rule of law, statute or regulation, unreasonably prejudices the value of any Intellectual Property, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted; provided, further, that any such license and any such license granted by the Agent to a third party shall include reasonable and customary terms and conditions necessary to preserve the existence, validity and value of the affected Intellectual Property, including provisions requiring (as applicable) the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to Patents, copyright notices and restrictions on decompilation and reverse engineering of copyrighted software (it being understood and agreed that, without limiting any other rights and remedies of the Agent under this Agreement, any other Loan Document or applicable law, nothing in the foregoing license grant shall be construed as granting the Agent rights in and to such Intellectual Property above and beyond the extent to which such Grantor has the right to grant a sublicense to such Intellectual Property). Upon the occurrence and during the continuance of any Event of Default, the Agent may also exercise the rights afforded under Section 5.01 with respect to Intellectual Property contained in the Article 9 Collateral.

SECTION 5.04     Effect of Securities Laws. Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the applicable issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.

SECTION 5.05     Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and, to the extent set forth herein and in the other Loan Documents, the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

ARTICLE VI

Subordination
SECTION 6.01     Subordination.

(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors to indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full of the Secured Obligations (other than (i) in respect of Secured Bank Product Obligations, (ii) contingent indemnification obligations not yet due and owing and (iii) any L/C Exposure which has been cash collateralized, back-stopped by a letter of credit or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank). No failure on the part of Borrowers or any other Grantor to make the payments required under applicable law or otherwise shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

(b)Each Grantor hereby agrees that all Indebtedness owed to it by any other Grantor shall be fully subordinated to the payment in full of the Secured Obligations (other than (i) in respect of Secured Bank Product Obligations, (ii) contingent indemnification obligations not yet due and owing and (iii) any L/C Exposure which has been cash collateralized, back-stopped by a letter of credit or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank).
ARTICLE VII

Miscellaneous
SECTION 7.01     Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to Borrowers or any other Grantor shall be given to it in care of the Administrative Loan Party as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02     Waivers; Amendment.
(a)No failure or delay by any Secured Party in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Secured Parties herein provided, and provided under each other Loan Document, are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by applicable law. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit or the provision of services under any Bank Product Agreement evidencing Secured Bank Product Obligations shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Secured Party may have had notice or knowledge of such Default or Event of Default at the time.
(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to Section 5.12 of the Credit Agreement and any consent required in accordance with Section 9.08 of the Credit Agreement.

SECTION 7.03     Agent’s Fees and Expenses; Indemnification.
(a)The parties hereto agree that the Agent shall be entitled to reimbursement of its reasonable and documented out-of-pocket expenses incurred hereunder and indemnity for its actions in connection herewith as provided in Section 9.05 of the Credit Agreement.
(b)Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any resignation of the Agent or any investigation made by or on behalf of the Agent or any other Secured Party. All amounts due under this Section 7.03 shall be payable within 30 days of written demand therefor (including documentation reasonably supporting such request).
SECTION 7.04     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 7.05     Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors hereunder and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents, the making of any Loans and issuance of any Letters of Credit and the provision of services under any Bank Product Agreement evidencing Secured Bank Product Obligations, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as this Agreement has not been terminated or released pursuant to Section 7.11.

SECTION 7.06    Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Agent and a counterpart hereof shall have been executed on behalf of the Agent, and thereafter shall be binding upon such Grantor and the Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) without the prior written consent of the Agent, except to the extent permitted by the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, restated, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 7.07    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7.08     Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process.
(a)The terms of Sections 9.07, 9.11 and 9.15 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
(b)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.
SECTION 7.09     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.10     Security Interest Absolute. To the extent permitted by applicable law, all rights of the Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense (other than defense of payment or performance) available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

SECTION 7.11     Termination, Release or Subordination.
(a)This Agreement (other than with respect to provisions hereof that expressly survive termination), the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations and any Liens arising therefrom shall be automatically released upon the termination of all Commitments, the payment in full of all Secured Obligations (other than in respect of Secured Bank Product Obligations and contingent indemnification obligations not yet due and owing) and the expiration or termination of all Letters of Credit (or any L/C Exposure has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank).
(b)A Guarantor shall automatically be released from its obligations hereunder and the Security Interest and any Liens granted herein to the Agent in the Collateral of such Guarantor shall be automatically released upon the consummation of any transaction permitted by and in accordance with the terms of the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary of Administrative Loan Party or becomes an Excluded Subsidiary.
(c)Upon any disposition by any Grantor of any Collateral that is permitted under and in accordance with the terms of the Credit Agreement (other than a sale or transfer to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the security interest in such Collateral shall be automatically released.
(d)In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 7.11, the Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 7.11 shall be without recourse to or warranty by the Agent.
SECTION 7.12     Additional Grantors. Pursuant to Section 5.12 of the Credit Agreement, certain additional Subsidiaries of the Grantors may be required to enter in this Agreement as Grantors. Upon execution and delivery by the Agent and a Subsidiary of a Supplement, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 7.13     Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Agent may deem necessary or advisable to accomplish the purposes hereof at any time after the occurrence and during the continuance of any Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Agent shall have the right, after the occurrence and during the continuance of any Event of Default and with full power of substitution either in the Agent’s name or in the name of such Grantor:

(a)to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof;
(b)to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral;
(c)to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral;
(d)upon prior written notice to the Administrative Loan Party (unless an Event of Default under Section 7.01(g) or Section 7.01(h) of the Credit Agreement has occurred and is continuing, in which case no such notice shall be required), (i) to send verifications of Accounts Receivable to any Account Debtor, (ii) to notify, or to require Borrowers or any other Grantor to notify, Account Debtors to make payment directly to the Agent, (iii) to otherwise communicate with any Account Debtor, (iv) to make, settle and adjust claims in respect of Collateral under policies of insurance, endorse the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, (v) to make all determinations and decisions with respect to policies of insurance and (vi) to obtain or maintain the policies of insurance required by Section 5.02 of the Credit Agreement or to pay any premium in whole or in part relating thereto;
(e)to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral;
(f)to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; and
(g)to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Agent were the absolute owner of the Collateral for all purposes;
provided that nothing herein contained shall be construed as requiring or obligating the Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of any of their Affiliates, directors, officers, employees, partners, advisors, counsel, agents, attorneys-in-fact or other representatives (in the case of agents and representatives, only to the extent such persons are acting at the direction of the Agent or such other Secured Parties), in each case, as determined by a final non- appealable judgment of a court of competent jurisdiction. All sums disbursed by the Agent in connection with this paragraph shall be payable in accordance with Section 7.02 of the Credit Agreement.

SECTION 7.14     General Authority of the Agent. By acceptance of the benefits of this Agreement and any other Security Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Agent as its agent hereunder and under such other Security Documents, (b) to confirm that the Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Security Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Security Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Security Document and (d) to agree to be bound by the terms of this Agreement and any other Security Documents.

SECTION 7.15     Reasonable Care. The Agent is required to use reasonable care in the custody and preservation of any of the Collateral in its possession; provided, the Agent shall be deemed to have used reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially similar to that which the Agent accords its own property.

SECTION 7.16     Delegation; Limitation. The Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence, bad faith or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence, bad faith or willful misconduct.

SECTION 7.17     Reinstatement. The obligations of the Grantors under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.18     Miscellaneous. The Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Agent shall have received a notice of Event of Default or a notice from the

Grantor or the Secured Parties to the Agent in its capacity as Agent indicating that an Event of Default has occurred.

SECTION 7.19     Collateral and Guarantee Requirement. Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Credit Agreement (including, without limitation, Section 5.12 of the Credit Agreement) excludes any assets from the scope of the Collateral or from any requirement to take any action to perfect any security interest in favor of the Agent in the Collateral, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Agent (including, without limitation, Sections 2.03 and 3.03) shall be deemed not to apply to such excluded assets solely to the extent required by the applicable provisions of this Agreement or the Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SMART SAND, INC.,
as Administrative Loan Party and as a Grantor

By:        /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

SMART SAND BLAIR, LLC,
SMART SAND OAKDALE LLC,
QUICKTHREE TECHNOLOGY, LLC,
SSI BAKKEN I, LLC,
SSI MARCELLUS I, LLC,
SMART SAND HIXTON, LLC,
SSI LOGISTICS, LLC,
each as a Grantor

By:    SMART SAND, INC., its sole Member

By:        /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

SSI OIL AND GAS PROPPANTS HOLDINGS, LLC,
FAIRVIEW CRANBERRY COMPANY, LLC,
WILL LOGISTICS, LLC,
each as a Grantor

By:    SMART SAND, INC., its Manager

By:        /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer
[Signature Page to Guarantee and Collateral Agreement]

[Signatures Continued from Previous Page]

SSI OIL AND GAS PROPPANTS, LLC,
as a Grantor

By:    SSI OIL AND GAS PROPPANTS HOLDINGS, LLC, its Manager

By:     SMART SAND, INC., its Manager

By:        /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

NORTHERN WHITE SAND LLC,
CRS PROPPANTS LLC,
each as a Grantor

By:     SSI OIL AND GAS PROPPANTS, LLC, its Manager

By:     SSI OIL AND GAS PROPPANTS     HOLDINGS, LLC, its Manager

By:    SMART SAND, INC., its Manager

By:        /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

[Signature Page to Guarantee and Collateral Agreement]

[Signatures Continued from Previous Page]

FIRST CITIZENS BANK & TRUST COMPANY, as Agent

By:        /s/ Thomas Mullen
Name:    Thomas Mullen
Title:    Vice President

[Signature Page to Guarantee and Collateral Agreement]